Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cross Match Technologies, Inc.:

We consent to the use of our report dated April 23, 2007, except with respect to the matter discussed in the second paragraph of Note 2(c) as to which the date is July 13, 2007 with respect to the consolidated balance sheets of Cross Match Technologies, Inc. and Subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2006, included herein this Amendment No. 3 to the Registration Statement on Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to Cross Match Technologies, Inc. and Subsidiaries adoption of the fair value method of accounting for stock-based compensation required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

July 13, 2007

Miami, Florida

Certified Public Accountants